HOME EQUITY ASSET TRUST 2007-2

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

DLJ Mortgage Capital, Inc.

Sponsor and Seller

Home Equity Asset Trust 2007-2

Issuing Entity

Home Equity Pass-Through Certificates, Series 2007-2

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any “indications of interest” expressed by you, and any “soft circles” generated by us, will not create binding contractual obligations for you or us.  You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

SUMMARY INFORMATION

This summary highlights selected information from this term sheet and does not contain all of the information necessary to make your investment decision. Please read the entire prospectus supplement and the accompanying prospectus carefully for additional information about the offered certificates.

Home Equity Pass-Through Certificates, Series 2007-2

		Related Mortgage Pool	Per Annum Pass-Through Rate	Initial Certificate Ratings
Class	Initial Class Principal Balance			Fitch Rating	Moody’s Rating	S&P Rating	DBRS Rating	Designation
Senior Certificates
1-A-1	$ 460,000,000	1	5.53%(1)	AAA	Aaa	AAA	AAA	Senior
2-A-1	$ 266,000,000	2	5.43%(1)	AAA	Aaa	AAA	AAA	Senior
2-A-2	$ 73,000,000	2	5.51%(1)	AAA	Aaa	AAA	AAA	Senior
2-A-3	$ 79,000,000	2	5.56%(1)	AAA	Aaa	AAA	AAA	Senior
2-A-4	$ 40,000,000	2	5.69%(1)	AAA	Aaa	AAA	AAA	Senior
R	$50	2	5.53%(1)	AAA	N/R	AAA	AAA	Senior/Residual
Class M Certificates
M-1	$ 48,000,000	1, 2	5.75%(1)	AA+	Aa1	AA+	AA (high)	Subordinate
M-2	$ 45,000,000	1, 2	5.82%(1)	AA+	Aa2	AA	AA	Subordinate
M-3	$ 26,400,000	1, 2	6.07%(1)	AA	Aa3	AA-	AA (low)	Subordinate
M-4	$ 22,800,000	1, 2	6.27%(1)	AA-	A1	A+	A (high)	Subordinate
M-5	$ 21,600,000	1, 2	6.45%(1)	A+	A2	A	A	Subordinate
M-6	$ 20,400,000	1, 2	6.67%(1)	A	A3	A-	A	Subordinate
M-7	$ 18,600,000	1, 2	7.82%(1)	BBB+	Baa1	BBB+	BBB (high)	Subordinate
M-8	$ 14,400,000	1, 2	7.82%(1)	BBB	Baa2	BBB	BBB	Subordinate
M-9	$ 14,400,000	1, 2	7.82%(1)	BBB-	Baa3	BBB-	BBB (low)	Subordinate
Total Offered Certificates	$1,149,600,050
Non-Offered Certificates
P	$50	1, 2	N/A	AAA	N/R	AAA	AAA	Prepayment Penalties
A-IO-S	(2)	1, 2	(2)	N/R	N/R	N/R	N/R	Interest Only
X	-	1, 2	-	N/R	N/R	N/R	N/R	Subordinate

(1)

Approximate pass through-rate applicable to the first distribution date.  After the first distribution date, interest will accrue on the Class 1-A-1, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class R, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates based upon one-month LIBOR (the London Interbank Offered Rate, as described in “Description of the Certificates—Determination of LIBOR” in the prospectus) plus the applicable certificate margin, subject to a rate cap. After the first possible optional termination date, these certificate margins will increase. For additional information on the calculation of the pass-through rates, see “Description of the Certificates—Distributions of Interest.”

(2)

The Class A-IO-S Certificates are interest only certificates and are entitled to the excess servicing fee received on the mortgage loans, as described in the Prospectus Supplement under “Fees and Expenses of the Trust.”

The offered certificates, other than the Class R Certificates, will be book-entry certificates.  The Class R Certificates will be physical certificates.  The initial class principal balances of the certificates are subject to a variance of no more than plus or minus 5% prior to their issuance.

			Offered Certificates
Class	Record Date(1)	Delay / Accrual Period(2)	Interest Accrual Convention	Final Scheduled Distribution Date(3)	Expected Final Distribution Date(4)	Minimum Denominations	Incremental Denominations

Senior Certificates
1-A-1	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
2-A-1	DD	0 Day	Actual/360	July 2037	January 2009	$25,000	$1
2-A-2	DD	0 Day	Actual/360	July 2037	June 2009	$25,000	$1
2-A-3	DD	0 Day	Actual/360	July 2037	September 2012	$25,000	$1
2-A-4	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
R	CM	0 Day	Actual/360	July 2037	April 2007	20%	20%
Class M Certificates
M-1	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-2	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-3	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-4	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-5	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-6	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-7	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-8	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
M-9	DD	0 Day	Actual/360	July 2037	May 2013	$25,000	$1
Non-Offered Certificates
P	CM	N/A	N/A	July 2037	July 2012	20%	20%
A-IO-S	CM	24 Day	30/360	July 2037	May 2013	10%	10%
X	CM	N/A	N/A	July 2037	May 2013	10%	10%

__________________________________

(1)

CM = For any distribution date, the close of business on the last business day of the calendar month preceding the month of the related distribution date.  DD = For any distribution date, the close of business on the business day immediately before that distribution date.

(2)

24 Day = For any distribution date, the interest accrual period will be calendar month preceding that distribution date.  0 Day = For any distribution date, that interest accrual period from the immediately preceding distribution date (or, in the case of the first interest accrual period, the closing date) and ending on the day immediately preceding the related distribution date.

(3)

Calculated as described in the prospectus supplement under “Description of the Certificates—Final Scheduled Distribution Date.”  The actual final distribution date for any class of certificates could be substantially earlier.

(4)

The expected final distribution date is based upon (i) 100% of the applicable prepayment assumption for the mortgage loans, (ii) the modeling assumptions used in the prospectus supplement, as described under “Yield, Prepayment and Maturity Considerations—Weighted Average Life” and (iii) assuming the option to purchase the mortgage loans is exercised by the terminating entity at the earliest possible distribution date, as described in the prospectus supplement under “Description of the Certificates—Optional Termination.”  The actual final distribution date for each class of certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.